Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Commvault Announces Fiscal 2023 Fourth Quarter Financial Results

Fourth quarter and fiscal 2023 highlights include:

	Fourth quarter	Fiscal 2023
GAAP Results:
Revenues	$203.5 million	$784.6 million
Loss from Operations (EBIT)	$(37.7) million	$(15.9) million
EBIT Margin	(18.5)%	(2.0)%
Diluted Loss Per Share	$(0.98)	$(0.80)

Non-GAAP Results:
Income from Operations (EBIT)	$45.4 million	$159.9 million
EBIT Margin	22.3%	20.4%
Diluted Earnings Per Share	$0.73	$2.56

Tinton Falls, N.J. – May 2, 2023 – Commvault [Nasdaq: CVLT] today announced its financial results for the fourth quarter and fiscal year ended March 31, 2023.

"Commvault closed out the year strong, highlighted by Metallic eclipsing the $100 million ARR mark, 15% year over year total ARR growth, and strong cash flow," said Sanjay Mirchandani, President and CEO. "We enter the new fiscal year with momentum and confidence that Commvault customers are future proofed for the road ahead."

Total revenues for the fourth quarter of fiscal 2023 were $203.5 million, a decrease of 1% year over year. On a year over year constant currency basis, total revenue growth would have been 2%. Total recurring revenue was $173.9 million, flat year over year. On a year over year constant currency basis, total recurring revenue growth would have been 3%. Recurring revenue represented 85% of total revenue.

For the full fiscal year, total revenues were $784.6 million, an increase of 2% from fiscal year 2022. On a year over year constant currency basis, total revenue growth would have been 6%.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $668.4 million as of March 31, 2023, up 15% year over year. On a year over year constant currency basis, ARR growth would have been 17%, driven by continued strength in Metallic as-a-service offerings.

Software and products revenue in the fourth quarter was $90.2 million, a decrease of 10% year over year, with a 12% decrease in larger deals (deals with greater than $0.1 million in software and products revenue). On a year over year constant currency basis, software and products revenue would have declined 8%.

Larger deal transaction revenue represented 72% of our software and products revenue in the three months ended March 31, 2023. There were 187 larger deal transactions in the three months ended March 31, 2023, compared to 226 for the three months ended March 31, 2022. The average dollar amount of larger deal revenue transactions was approximately $347,000 in the fourth quarter of fiscal 2023, representing a 6% increase from the prior year quarter.

Software and products revenue for the full fiscal year was $355.1 million, flat from fiscal 2022. On a year over year constant currency basis, software and products revenue growth would have been 4%.

Services revenue in the fourth quarter was $113.2 million, an increase of 7% year over year. For the full fiscal year, services revenue was $429.5 million, an increase of 4% from fiscal 2022. The year over year increases were driven by revenue from Metallic as-a-service offerings. On a year over year constant currency basis, services revenue would have increased 11% for the fourth quarter and 9% for the full fiscal year.

On a GAAP basis, loss from operations (EBIT) was $37.7 million for the fourth quarter compared to income of $11.4 million in the prior year quarter. The year over year decline in GAAP EBIT was primarily attributable to a $53.5 million noncash impairment charge related to the pending sale of Commvault's corporate headquarters. Non-GAAP EBIT was $45.4 million in the quarter compared to $46.6 million in the prior year quarter.

On a GAAP basis, loss from operations (EBIT) for the full fiscal year was $15.9 million compared to income of $41.6 million in the prior year. Non-GAAP EBIT was $159.9 million in fiscal 2023 compared to $161.7 million in the prior year.

Operating cash flow was $67.8 million for the fourth quarter of fiscal 2023 compared to $87.1 million of operating cash flow in the prior year quarter. For the full fiscal year, operating cash flow was $170.3 million, compared to $177.2 million for fiscal year 2022. Deferred revenue growth related to Metallic as-a-service offerings continues to be a driver of cash flow.

During the fourth quarter of fiscal 2023, Commvault repurchased approximately 1.0 million shares of its common stock totaling $60.8 million at an average price of approximately $60.76 per share. During the full fiscal year, Commvault repurchased approximately 2.5 million shares of its common stock totaling $150.9 million at an average price of approximately $59.90 per share. Total cash was $287.8 million as of March 31, 2023 compared to $267.5 million as of March 31, 2022. There were no borrowings against the revolving credit facility.

On April 20, 2023, the Board of Directors approved an increase of the share repurchase program so that $250.0 million was available. The Board’s authorization permits Commvault to make purchases of its common stock from time to time in the open market or through privately negotiated transactions, subject to market and other conditions. The Board’s authorization has no expiration date.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. Commvault has also excluded restructuring costs, noncash amortization of intangible assets, and noncash impairment charges from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods.

When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, May 2, 2023 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. The live webcast and call dial-in numbers can be accessed by registering under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault is a global leader in data management. Our Intelligent Data Services help your organization do amazing things with your data by transforming how you protect, store, and use it. We provide a simple and unified Data Management Platform that spans all your data – regardless of where it lives (on-premises, hybrid, or multi-cloud) or how it's structured (legacy applications, databases, VMs, or containers). Commvault solutions are available through any combination of software subscriptions, integrated appliances, partner-managed, or Software as a Service (SaaS) via our Metallic portfolio. Visit www.Commvault.com or follow us @Commvault.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report on Form 10-K and "Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Revenues:
Software and products	$90,232	$100,489	$355,082	$356,487
Services	113,246	105,460	429,508	413,104
Total revenues	203,478	205,949	784,590	769,591
Cost of revenues:
Software and products	4,376	4,586	14,684	14,057
Services	30,429	27,461	120,718	99,802
Total cost of revenues	34,805	32,047	135,402	113,859
Gross margin	168,673	173,902	649,188	655,732
Operating expenses:
Sales and marketing	87,222	93,138	340,783	341,644
Research and development	32,176	40,497	141,847	153,615
General and administrative	27,728	22,130	104,240	103,049
Restructuring	4,092	4,110	15,452	6,192
Depreciation and amortization	1,639	2,582	9,270	9,666
Headquarters impairment	53,481	—	53,481	—
Total operating expenses	206,338	162,457	665,073	614,166
Income (loss) from operations	(37,665)	11,445	(15,885)	41,566
Interest income	384	113	1,300	656
Interest expense	(157)	(90)	(472)	(109)
Other income (expense), net	(193)	737	(305)	1,301
Income (loss) before income taxes	(37,631)	12,205	(15,362)	43,414
Income tax expense	5,862	4,217	20,412	9,790
Net income (loss)	$(43,493)	$7,988	$(35,774)	$33,624
Net income (loss) per common share:
Basic	$(0.98)	$0.18	$(0.80)	$0.74
Diluted	$(0.98)	$0.17	$(0.80)	$0.71
Weighted average common shares outstanding:
Basic	44,437	44,596	44,664	45,443
Diluted	44,437	45,840	44,664	47,220

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$287,778	$267,507
Trade accounts receivable, net	210,441	194,238
Assets held for sale	38,680	—
Other current assets	14,015	22,336
Total current assets	550,914	484,081

Property and equipment, net	8,287	106,513
Operating lease assets	11,784	14,921
Deferred commissions cost	59,612	52,974
Intangible assets, net	2,292	3,542
Goodwill	127,780	127,780
Other assets	21,905	26,269
Total assets	$782,574	$816,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$108	$432
Accrued liabilities	97,888	121,837
Current portion of operating lease liabilities	4,518	4,778
Deferred revenue	307,562	267,017
Total current liabilities	410,076	394,064

Deferred revenue, less current portion	174,393	150,180
Deferred tax liabilities, net	134	808
Long-term operating lease liabilities	8,260	11,270
Other liabilities	3,613	3,929

Total stockholders’ equity	186,098	255,829
Total liabilities and stockholders’ equity	$782,574	$816,080

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Cash flows from operating activities
Net income (loss)	$(43,493)	$7,988	$(35,774)	$33,624
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,667	2,923	10,323	10,950
Noncash stock-based compensation	24,679	28,370	105,746	105,163
Noncash change in fair value of equity securities	193	(737)	305	(301)
Noncash headquarters impairment	53,481	—	53,481	—
Deferred income taxes	(674)	49	(674)	49
Amortization of deferred commissions cost	6,093	4,995	22,626	18,339
Changes in operating assets and liabilities:
Trade accounts receivable, net	6,183	5,175	(11,596)	(20,371)
Operating lease assets and liabilities, net	5	(116)	(56)	(925)
Other current assets and Other assets	3,197	5,904	6,179	3,732
Deferred commissions cost	(7,866)	(11,660)	(30,529)	(33,512)
Accounts payable	(346)	180	(297)	60
Accrued liabilities	(7,110)	13,693	(24,213)	10,400
Deferred revenue	31,949	28,731	73,756	48,295
Other liabilities	(125)	1,621	1,011	1,677
Net cash provided by operating activities	67,833	87,116	170,288	177,180
Cash flows from investing activities
Purchase of property and equipment	(1,055)	(583)	(3,241)	(3,911)
Purchase of equity securities	(84)	(612)	(2,045)	(4,139)
Business combination, net of cash acquired	—	(16,894)	—	(16,894)
Other	—	—	—	500
Net cash used in investing activities	(1,139)	(18,089)	(5,286)	(24,444)
Cash flows from financing activities
Repurchase of common stock	(60,790)	(39,825)	(150,921)	(305,239)
Proceeds from stock-based compensation plans	6,113	6,072	15,405	29,760
Payment of debt issuance costs	—	—	(63)	(609)
Net cash used in financing activities	(54,677)	(33,753)	(135,579)	(276,088)
Effects of exchange rate — changes in cash	2,292	(1,458)	(9,152)	(6,378)
Net increase (decrease) in cash and cash equivalents	14,309	33,816	20,271	(129,730)
Cash and cash equivalents at beginning of period	273,469	233,691	267,507	397,237
Cash and cash equivalents at end of period	$287,778	$267,507	$287,778	$267,507

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$(37,665)	$11,445	$(15,885)	$41,566
Noncash stock-based compensation (1)	24,378	27,033	103,139	103,454
FICA and payroll tax expense related to stock-based compensation (2)	803	991	2,465	3,261
Restructuring (3)	4,092	4,110	15,452	6,192
Amortization of intangible assets (4)	312	208	1,250	208
Headquarters impairment (5)	53,481	—	53,481	—
Hedvig deferred payments	—	1,405	—	5,622
Acquisition costs	—	1,379	—	1,379
Non-GAAP income from operations	$45,401	$46,571	$159,902	$161,682

GAAP net income (loss)	$(43,493)	$7,988	$(35,774)	$33,624
Noncash stock-based compensation (1)	24,378	27,033	103,139	103,454
FICA and payroll tax expense related to stock-based compensation (2)	803	991	2,465	3,261
Restructuring (3)	4,092	4,110	15,452	6,192
Amortization of intangible assets (4)	312	208	1,250	208
Headquarters impairment (5)	53,481	—	53,481	—
Hedvig deferred payments	—	1,405	—	5,622
Acquisition costs	—	1,379	—	1,379
Gain on sale of equity method investment	—	—	—	(1,000)
Non-GAAP provision for income taxes adjustment (6)	(6,407)	(8,559)	(22,904)	(34,090)
Non-GAAP net income	$33,166	$34,555	$117,109	$118,650

Diluted weighted average shares outstanding	45,177	45,840	45,734	47,220
Non-GAAP diluted earnings per share	$0.73	$0.75	$2.56	$2.51

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Subscription software and products revenue	$72,671	$77,104	$280,164	$244,630
Perpetual software and products revenue	17,561	23,385	74,918	111,857
Total software and products revenue	$90,232	$100,489	$355,082	$356,487
Subscription as a % of total software and products revenue	81%	77%	79%	69%

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Subscription software and products revenue	$72,671	$77,104	$280,164	$244,630
Recurring support and services revenue	101,192	96,144	389,833	375,941
Total recurring revenue	$173,863	$173,248	$669,997	$620,571
Percentage of total revenues	85%	84%	85%	81%

Perpetual software and products revenue	$17,561	$23,385	$74,918	$111,857
Non-recurring services revenue	12,054	9,316	39,675	37,163
Total non-recurring revenue	$29,615	$32,701	$114,593	$149,020
Percentage of total revenues	15%	16%	15%	19%

Total revenue (7)	$203,478	$205,949	$784,590	$769,591

	Measures at period ending
	March 31, 2022	December 31, 2022	March 31, 2023
Annualized recurring revenue (8)	$583,254	$640,731	$668,411

	Three Months Ended March 31, 2023			Year Ended March 31, 2023
	Americas	International (9)	Total	Americas	International (9)	Total
Software and products revenue	$55,764	$34,468	$90,232	$214,627	$140,455	$355,082
Customer support revenue	44,855	32,480	77,335	184,568	129,745	314,313
Other services revenue	21,718	14,193	35,911	70,049	45,146	115,195
Total revenue	$122,337	$81,141	$203,478	$469,244	$315,346	$784,590

	Three Months Ended March 31, 2022			Year Ended March 31, 2022
	Americas	International (9)	Total	Americas	International (9)	Total
Software and products revenue	$61,754	$38,735	$100,489	$215,264	$141,223	$356,487
Customer support revenue	49,623	35,063	84,686	202,867	144,248	347,115
Other services revenue	12,441	8,333	20,774	39,764	26,225	65,989
Total revenue	$123,818	$82,131	$205,949	$457,895	$311,696	$769,591

	Three Months Ended March 31, 2023		Year Ended March 31, 2023
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$90,232	$90,232	$355,082
Adjustment for currency impact	(742)	2,343	15,079
Non-GAAP software and products revenue on a constant currency basis (10)	$89,490	$92,575	$370,161

	Three Months Ended March 31, 2023		Year Ended March 31, 2023
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$113,246	$113,246	$429,508
Adjustment for currency impact	(1,435)	3,389	19,731
Non-GAAP services revenue on a constant currency basis (10)	$111,811	$116,635	$449,239

	Three Months Ended March 31, 2023		Year Ended March 31, 2023
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$203,478	$203,478	$784,590
Adjustment for currency impact	(2,177)	5,732	34,810
Non-GAAP total revenues on a constant currency basis (10)	$201,301	$209,210	$819,400

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Cost of services revenue	$935	$1,107	$4,787	$4,474
Sales and marketing	11,044	10,076	43,081	37,431
Research and development	5,518	9,148	28,540	33,870
General and administrative	6,881	6,702	26,731	27,679
Stock-based compensation expense	$24,378	$27,033	$103,139	$103,454

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards.

(3)These restructuring charges relate primarily to severance and related costs associated with headcount reductions and stock-based compensation related to modifications of existing unvested awards granted to certain employees impacted by the restructuring plan.

(4)Represents noncash amortization of intangible assets.

(5)Represents noncash impairment charges related to the pending sale of Commvault's owned corporate headquarters.

(6)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(7)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in software and products revenue on Commvault’s consolidated statement of operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in software and products revenue on Commvault’s consolidated statement of operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in services revenue on Commvault’s consolidated statement of operations. This line also includes revenue from Metallic contracts.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in services revenue on Commvault’s consolidated statement of operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic revenue is recognized over time as services revenue.

(8)Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: term-based subscription agreements, SaaS contracts, customer support contracts related to perpetual licenses, enhanced customer support contracts (enterprise support) and managed services. It excludes any element of the arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts are annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(9)During the fourth quarter of fiscal 2022, Commvault combined the management of its EMEA and APJ field organizations into one International region, which includes Europe, Middle East, Africa, Australia, India, Japan, Southeast Asia and China. The Americas region includes the United States, Canada, and Latin America.

(10)Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2023. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as adjustment for currency impact in the tables above.

Table V

Commvault Systems, Inc.

Recast Historical Financial Results
(In thousands)
(Unaudited)

Beginning in fiscal 2024, Commvault will transition the reporting of revenues and costs of revenues. The software and services line items on the Statement of Operations, related to revenues and cost of revenues, will be transitioned to the following categories:

Subscription - The amounts on this line include the revenues and costs of recurring time-based arrangements, including the software portion of term-based licenses and software as-a-service (SaaS) offerings. The software component of term-based licenses is typically recognized when the software is delivered or made available for download. For SaaS offerings, revenue is generally recognized ratably over the contract term beginning on the date that the service is made available to the customer.

Perpetual license - The amounts on this line include the revenues and costs from the sale of perpetual software licenses. Perpetual software license revenue is typically recognized when the software is delivered or made available for download.

Customer support - The amounts on this line include customer support revenues and costs associated with our software products. Customer support includes software updates on a when-and-if-available basis, telephone support, integrated web-based support, and other premium support offerings, for both subscription software and perpetual software license arrangements. Customer support revenue is typically recognized ratably over the term of the customer support agreement.

Other services - The amounts included on this line consist primarily of revenues and costs related to professional service offerings, including consultation, assessment and design, installation services, and customer education. Revenues related to other professional services are typically recognized as the services are performed.

The table below recasts the results for fiscal 2022 and 2023 using the Statement of Operations lines that will be effective beginning fiscal 2024.

	Fiscal 2023
	Q1'23	Q2'23	Q3'23	Q4'23	FY'23
Revenues:
Subscription	$87,628	$78,239	$87,380	$94,537	$347,784
Perpetual license	17,798	19,831	19,728	17,561	74,918
Customer support	81,317	77,996	77,665	77,335	314,313
Other services	11,238	11,991	10,301	14,045	47,575
Total revenues	$197,981	$188,057	$195,074	$203,478	$784,590

Cost of revenues:
Subscription	$10,985	$8,893	$11,682	$12,922	$44,482
Perpetual license	626	656	638	519	2,439
Customer support	15,033	15,423	14,611	13,206	58,273
Other services	7,113	7,330	7,607	8,158	30,208
Total cost of revenues	$33,757	$32,302	$34,538	$34,805	$135,402

	Fiscal 2022
	Q1'22	Q2'22	Q3'22	Q4'22	FY'22
Revenues:
Subscription	$52,383	$52,059	$77,001	$86,916	$268,359
Perpetual license	32,644	27,656	28,172	23,385	111,857
Customer support	88,969	87,453	86,007	84,686	347,115
Other services	9,425	10,672	11,201	10,962	42,260
Total revenues	$183,421	$177,840	$202,381	$205,949	$769,591

Cost of revenues:
Subscription	$3,731	$4,844	$7,116	$8,887	$24,578
Perpetual license	946	1,450	1,123	1,044	4,563
Customer support	13,107	12,807	14,121	14,684	54,719
Other services	7,491	7,473	7,603	7,432	29,999
Total cost of revenues	$25,275	$26,574	$29,963	$32,047	$113,859